Exhibit 99.1

WILSHIRE BANCORP, INC.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces Share Repurchase Program

LOS ANGELES (March 28, 2013) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire State Bank, announced today that its Board of Directors has authorized the repurchase of up to 5% of its outstanding common stock or approximately 3.6 million shares.  This program will be in effect for 12 months or expire upon completion of the current authorization.  Under this program, management is authorized to repurchase shares through Rule 10b5-1 plans, open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws. Depending on market conditions and other factors, repurchases may be made at any time or from time to time, without prior notice. The Company has no obligation to repurchase any shares under this program and may suspend or discontinue it at any time.

“We believe the repurchase of our common stock represents an attractive investment opportunity for the Company, and the authorization of this repurchase program reflects our commitment to deploying our capital in ways that will create value for our shareholders,” said Jae Whan Yoo, President and Chief Executive Officer of Wilshire Bancorp and Wilshire State Bank.  “Our strong capital ratios afford us the opportunity to repurchase shares of our common stock, while still maintaining ample capital to continue growing our franchise.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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